UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Amendment No. 1)

Under the Securities Exchange Act of 1934

Zayo Group Holdings, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

98919V105

(CUSIP Number)

David Maryles

Managing Director, Legal & Compliance

BlackRock, Inc.

55 East 52nd Street

New York, NY 10055

(212) 810-5300

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

December 23, 2019

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☒

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 131347304	13D	Page 2 of 4 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) BlackRock, Inc. (TIN: 32-0174431)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (see instructions) OO – Funds of investment advisory clients.
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☒
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 13,367,476 (*)
	8.	SHARED VOTING POWER 0 (*)
	9.	SOLE DISPOSITIVE POWER 14,625,249 (*)
	10.	SHARED DISPOSITIVE POWER 0 (*)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,625,249 (*)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒ See Item 5 herein.
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.2% (*)(**)
14.	TYPE OF REPORTING PERSON (see instructions) HC

*	See Item 5 herein. All beneficial ownership information is as of December 23, 2019.
**

See Item 5 herein. Based on the Issuer’s Quarterly Report on Form 10-Q for the period ended September 30, 2019, there were 236,829,707 shares of Common Stock issued and outstanding as of November 1, 2019.

2

CUSIP No. 98919V105	Amendment No. 1 to Schedule 13D	Page 3 of 4 Pages

Item 1. Security and Issuer.

This Amendment No. 1 (this “Amendment No. 1”) to Schedule 13D is being filed by BlackRock, Inc. (“BlackRock”). The Schedule 13D filed on May 17, 2019 (the “Initial Statement”) by the Reporting Person relating to the common stock, par value $0.001 per share (“Shares”), of Zayo Group Holdings, Inc., a Delaware corporation (the “Issuer”), is hereby amended as set forth below in this Amendment No. 1. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Initial Statement filed with the Securities and Exchange Commission. This Amendment No. 1 amends Items 2, 3 and 5 as set forth below.

Information in the Initial Statement remains in effect except to the extent that it is amended or superseded by subsequently filed information, including information in this Amendment No. 1.

Item 2. Identity and Background.

The information in Item 2 is hereby amended by replacing the third paragraph thereof with the following:

(a) – (c) and (f) Current information concerning the identity and background of each of the executive officers and directors of BlackRock is set forth on Annex A (collectively, the “Covered Persons”), attached hereto and incorporated herein by reference.

Item 3. Source and Amount of Funds or Other Consideration.

The information in Item 3 is hereby amended and restated in its entirety to read as follows:

As of December 23, 2019, BlackRock, in its role as the ultimate parent of investment advisers to certain client accounts, held beneficial ownership of 14,625,249 Shares acquired prior to such date for an aggregate purchase price of $458,059,051.07. Such acquisitions were made for investment purposes with available funds of the applicable client accounts in the ordinary course of business of BlackRock’s investment adviser subsidiaries.

Item 5. Interest in Securities of the Issuer.

The information in Item 5 is hereby amended and restated in its entirety to read as follows:

(a) and (b) The responses of BlackRock to Rows (7) through (11) of the cover page of this Amendment No. 1 are incorporated herein by reference. In addition, pursuant to Section 13(d)(3) of the Act, BlackRock and Colony Capital and/or its affiliates may on the basis of the facts described in the Initial Statement be considered to be a “group.” BlackRock disclaims any membership or participation in a “group” with Colony Capital and/or its affiliates and further disclaims beneficial ownership of any Shares beneficially owned by Colony Capital and/or its affiliates, including 25,000 Shares believed to be beneficially owned by Colony Capital and/or its affiliates on May 17, 2019.

The Shares beneficially owned by BlackRock include Shares beneficially owned by its subsidiaries, including BlackRock (Luxembourg) S.A., BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock International Limited, BlackRock Investment Management (UK) Limited, BlackRock Investment Management, LLC, BlackRock (Netherlands) B.V., BlackRock (Singapore) Limited, BlackRock Asset Management Schweiz AG, BlackRock Fund Managers Ltd, BlackRock Investment Management (Australia) Limited, BlackRock Japan Co., Ltd., and BlackRock Life Limited, none of which beneficially owns in excess of 5% of the outstanding Shares.

Except as set forth herein, neither BlackRock nor, to the knowledge of BlackRock, the Covered Persons beneficially own any Shares as of December 23, 2019.

(c) Annex C, attached hereto, sets forth transactions in the Shares that were effected during the 60-day period ended December 23, 2019. The transactions in the Shares described on Annex C were effected on securities exchanges unless otherwise indicated therein.

3

Except as set forth in this Schedule, neither BlackRock nor, to the best of its knowledge, any of the Covered Persons has engaged in any transaction in any Shares during the 60-day period ended December 23, 2019.

(d) Except for investment advisory clients of BlackRock’s subsidiaries, who may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, Shares, no other person is known by BlackRock to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any Shares that may be beneficially owned by BlackRock.

(e) Not applicable.

4

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 26, 2019

BlackRock, Inc.

By:	/s/ David Maryles
Name: David Maryles
Title: Attorney-in-Fact

Annex A

The following is a list of the executive officers and directors of BlackRock, Inc. (collectively, the “Covered Persons”), setting forth the present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted and citizenship for each such person. Each Covered Person is a citizen of the United States, unless otherwise noted, and does not have any other principal occupation (outside of similar positions held with respect to other entities directly or indirectly managed or advised by BlackRock).

Executive Officers

Name	Position	Business Address	Citizenship
Laurence D. Fink	Chairman and Chief Executive Officer	55 East 52nd Street New York, NY 10055	U.S.

Robert S. Kapito	President	55 East 52nd Street New York, NY 10055	U.S.

Gary S. Shedlin	Senior Managing Director and Chief Financial Officer	55 East 52nd Street New York, NY 10055	U.S.

Robert L. Goldstein	Senior Managing Director, Chief Operating Officer & Global Head of BlackRock Solutions	55 East 52nd Street New York, NY 10055	U.S.

Rachel Lord	Senior Managing Director and Head of Europe, Middle East and Africa	Drapers Gardens 12 Throgmorton Avenue London EC2N 2DL United Kingdom	U.K.

J. Richard Kushel	Senior Managing Director and Head of Multi-Asset Strategies and Global Fixed Income	55 East 52nd Street New York, NY 10055	U.S.

Mark S. McCombe	Senior Managing Director and Chief Client Officer	55 East 52nd Street New York, NY 10055	U.K.

Christopher J. Meade	Senior Managing Director, Chief Legal Officer and General Counsel	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	U.S.

Geraldine Buckingham	Senior Managing Director and Chairman of BlackRock Asia Pacific	16/F Champion Tower 3 Garden Road Central, Hong Kong	Australia

Mark Wiedman	Senior Managing Director, Head of International and Corporate Strategy	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	U.S.

Manish Mehta	Senior Managing Director, Global Head of Human Resources	400 Howard Street San Francisco, CA 94105	U.S.

Directors

Name	Principal Occupation or Employment	Business Address	Citizenship
Laurence D. Fink	Chairman and Chief Executive Officer	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	U.S.

Robert S. Kapito	President	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	U.S.

Mathis Cabiallavetta	Public Company Board Member	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	Switzerland

William S. Demchak	The PNC Financial Services Group, Inc. – President, Chairman and CEO	The PNC Financial Services Group, Inc. One PNC Plaza Avenue Pittsburgh, PA 15222	U.S.

William E. Ford	General Atlantic – Chief Executive Officer	General Atlantic Park Avenue Plaza 55 East 52nd Street, 33rd Floor New York, NY 10055	U.S.

Murry S. Gerber	Public Company Board Member	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	U.S.

Margaret L. Johnson	Microsoft Corporation – Executive Vice President of Business Development	Microsoft One Microsoft Way Redmond, WA 98052	U.S.

Gordon M. Nixon	Public Company Board Member	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	Canada

Charles H. Robbins	Cisco Systems, Inc. – Chief Executive Officer and Board Member	Cisco Systems, Inc. 170 West Tasman Drive San Jose, CA 95134	U.S.

Ivan G. Seidenberg	Retired	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	U.S.

Pamela Daley	Public Company Board Member	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	U.S.

Jessica Einhorn	Public Company Board Member	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	U.S.

Fabrizio Freda	The Estée Lauder Companies Inc. – President and Chief Executive Officer	The Estée Lauder Companies Inc. 767 Fifth Avenue, 40th Floor New York, NY 10153	Italy & U.S.

Cheryl D. Mills	BlackIvy Group – Chief Executive Officer	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	U.S.

Marco Antonio Slim Domit	Grupo Financiero Inbursa, S.A.B. de C.V. – Chairman	Grupo Financiero Inbursa Av. Paseo de las Palmas, #736 Floor 1 Colonia Lomas de Chapultepec C.P. 11000, México D.F.	Mexico

Susan L. Wagner	Public Company Board Member	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	U.S.

Mark Wilson	Public Company Board Member	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	New Zealand

Bader M. Alsaad	Public Company Board Member	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	Kuwait

Annex C

Transactions in Shares

(60-day period ended on December 23, 2019)

Legal Entity	Trade Date	Amount	Trade Price	BUY/SELL	Execution Type
BlackRock Fund Advisors	October 22, 2019	-5,935	34.22	SELL	ETF Redeem
BlackRock Fund Advisors	October 22, 2019	-134	34.22	SELL	ETF Redeem
BlackRock Financial Management, Inc.	October 22, 2019	-5,815	34.25	SELL	SELL
BlackRock Fund Advisors	October 22, 2019	223	34.22	BUY	ETF Create
BlackRock Fund Advisors	October 22, 2019	3,195	34.22	BUY	ETF Create
BlackRock Asset Management Canada Limited	October 22, 2019	119	34.22	BUY	ETF Create
BlackRock Fund Advisors	October 22, 2019	223	34.22	BUY	ETF Create
BlackRock Investment Management, LLC	October 22, 2019	416	34.28	BUY	BUY
BlackRock Asset Management Canada Limited	October 22, 2019	59	34.22	BUY	ETF Create
BlackRock Financial Management, Inc.	October 22, 2019	-5,868	34.25	SELL	SELL
BlackRock Fund Advisors	October 22, 2019	201	34.22	BUY	ETF Create
BlackRock Fund Advisors	October 22, 2019	710	34.22	BUY	ETF Create
BlackRock Fund Advisors	October 22, 2019	-2,840	34.22	SELL	ETF Redeem
BlackRock Financial Management, Inc.	October 22, 2019	-2,333	34.25	SELL	SELL
BlackRock Investment Management (Australia) Limited	October 22, 2019	-1,969	34.25	SELL	SELL
BlackRock Fund Advisors	October 22, 2019	23,832	34.22	BUY	BUY
BlackRock Fund Advisors	October 22, 2019	355	34.22	BUY	ETF Create
BlackRock Fund Advisors	October 22, 2019	-1,084	34.22	SELL	ETF Redeem
BlackRock Fund Advisors	October 22, 2019	423	34.22	BUY	ETF Create
BlackRock Japan Co., Ltd.	October 23, 2019	-306	34.28	SELL	SELL
BlackRock Fund Advisors	October 23, 2019	234	34.28	BUY	ETF Create
BlackRock Fund Advisors	October 23, 2019	1,065	34.28	BUY	ETF Create
BlackRock Institutional Trust Company, National Association	October 23, 2019	202	34.28	BUY	BUY
BlackRock Fund Advisors	October 23, 2019	130	34.28	BUY	ETF Create
BlackRock Fund Advisors	October 23, 2019	355	34.28	BUY	ETF Create
BlackRock Fund Advisors	October 23, 2019	499	34.28	BUY	ETF Create
BlackRock Fund Advisors	October 23, 2019	1,420	34.28	BUY	ETF Create
BlackRock Institutional Trust Company, National Association	October 23, 2019	1,214	34.27	BUY	BUY
BlackRock Fund Advisors	October 23, 2019	133	34.28	BUY	ETF Create
BlackRock Asset Management Ireland Limited	October 23, 2019	-104	34.28	SELL	SELL
BlackRock Institutional Trust Company, National Association	October 23, 2019	1,878	34.28	BUY	BUY
BlackRock Asset Management Ireland Limited	October 23, 2019	6	34.28	BUY	BUY
BlackRock Fund Advisors	October 23, 2019	1,420	34.28	BUY	ETF Create
BlackRock Institutional Trust Company, National Association	October 23, 2019	101	34.27	BUY	BUY
BlackRock Institutional Trust Company, National Association	October 23, 2019	16	34.28	BUY	BUY
BlackRock Fund Advisors	October 23, 2019	710	34.28	BUY	ETF Create
BlackRock Fund Advisors	October 23, 2019	-62	34.28	SELL	ETF Redeem
BlackRock Asset Management Ireland Limited	October 23, 2019	147	34.28	BUY	BUY
BlackRock Asset Management Ireland Limited	October 23, 2019	49	34.28	BUY	BUY
BlackRock Institutional Trust Company, National Association	October 24, 2019	62	34.27	BUY	BUY
BlackRock Institutional Trust Company, National Association	October 24, 2019	560	34.25	BUY	BUY

BlackRock Asset Management Ireland Limited	October 24, 2019	13	34.27	BUY	BUY
BlackRock Institutional Trust Company, National Association	October 24, 2019	544	34.25	BUY	BUY
BlackRock Institutional Trust Company, National Association	October 24, 2019	60	34.27	BUY	BUY
BlackRock Fund Advisors	October 24, 2019	-13,057	34.27	SELL	ETF Redeem
BlackRock Fund Advisors	October 24, 2019	-499	34.27	SELL	ETF Redeem
BlackRock Investment Management (Australia) Limited	October 24, 2019	-701	34.27	SELL	SELL
BlackRock Fund Advisors	October 24, 2019	332	34.27	BUY	ETF Create
BlackRock Fund Advisors	October 25, 2019	7,947	34.28	BUY	BUY
BlackRock Fund Advisors	October 25, 2019	-10,683	34.28	SELL	ETF Redeem
BlackRock Fund Advisors	October 25, 2019	355	34.28	BUY	ETF Create
BlackRock Fund Advisors	October 25, 2019	710	34.28	BUY	ETF Create
BlackRock Fund Advisors	October 25, 2019	1,420	34.28	BUY	ETF Create
BlackRock Asset Management Ireland Limited	October 25, 2019	39	34.28	BUY	BUY
BlackRock Fund Advisors	October 25, 2019	-402	34.28	SELL	ETF Redeem
BlackRock Investment Management (Australia) Limited	October 25, 2019	-759	34.28	SELL	SELL
BlackRock Institutional Trust Company, National Association	October 28, 2019	584	34.21	BUY	BUY
BlackRock Investment Management, LLC	October 28, 2019	867	34.23	BUY	BUY
BlackRock Institutional Trust Company, National Association	October 28, 2019	-1,888	34.21	SELL	SELL
BlackRock Institutional Trust Company, National Association	October 28, 2019	-476	34.21	SELL	SELL
BlackRock Institutional Trust Company, National Association	October 28, 2019	-2,742	34.21	SELL	ETF Redeem
BlackRock Investment Management, LLC	October 28, 2019	-1,539	34.24	SELL	SELL
BlackRock Fund Advisors	October 28, 2019	-1,084	34.21	SELL	ETF Redeem
BlackRock Asset Management Canada Limited	October 28, 2019	-119	34.21	SELL	ETF Redeem
BlackRock Institutional Trust Company, National Association	October 28, 2019	2,742	34.21	BUY	ETF Create
BlackRock Fund Advisors	October 28, 2019	132	34.21	BUY	ETF Create
BlackRock Fund Advisors	October 28, 2019	355	34.21	BUY	ETF Create
BlackRock Institutional Trust Company, National Association	October 28, 2019	-1,120	34.21	SELL	SELL
BlackRock Institutional Trust Company, National Association	October 29, 2019	-584	34.15	SELL	ETF Redeem
BlackRock Asset Management Ireland Limited	October 29, 2019	6	34.15	BUY	BUY
BlackRock Fund Advisors	October 29, 2019	-260	34.15	SELL	ETF Redeem
BlackRock Fund Advisors	October 29, 2019	-134	34.15	SELL	ETF Redeem
BlackRock Investment Management, LLC	October 29, 2019	-1,111	34.20	SELL	SELL
BlackRock Fund Advisors	October 29, 2019	520	34.15	BUY	ETF Create
BlackRock Fund Advisors	October 29, 2019	2,374	34.15	BUY	ETF Create
BlackRock Fund Advisors	October 29, 2019	1,328	34.15	BUY	ETF Create
BlackRock Fund Advisors	October 29, 2019	-11,715	34.15	SELL	ETF Redeem
BlackRock Fund Advisors	October 29, 2019	-1,065	34.15	SELL	ETF Redeem
BlackRock Investment Management (Australia) Limited	October 29, 2019	-1,441	34.20	SELL	SELL
BlackRock Institutional Trust Company, National Association	October 29, 2019	584	34.15	BUY	ETF Create
BlackRock Fund Advisors	October 29, 2019	396	34.15	BUY	ETF Create
BlackRock Investment Management, LLC	October 30, 2019	123	34.22	BUY	BUY
BlackRock Investment Management, LLC	October 30, 2019	13	34.22	BUY	BUY
BlackRock Fund Advisors	October 30, 2019	-1,187	34.24	SELL	ETF Redeem

BlackRock Fund Advisors	October 30, 2019	2,071	34.18	BUY	BUY
BlackRock Fund Advisors	October 30, 2019	-355	34.24	SELL	ETF Redeem
BlackRock Asset Management Ireland Limited	October 30, 2019	71	34.24	BUY	BUY
BlackRock Fund Advisors	October 30, 2019	-710	34.24	SELL	ETF Redeem
BlackRock Institutional Trust Company, National Association	October 30, 2019	383	34.24	BUY	BUY
BlackRock Fund Advisors	October 30, 2019	-1,170	34.24	SELL	ETF Redeem
BlackRock Fund Advisors	October 30, 2019	114	34.24	BUY	ETF Create
BlackRock Investment Management, LLC	October 30, 2019	137	34.22	BUY	BUY
BlackRock Investment Management, LLC	October 30, 2019	1,250	34.22	BUY	BUY
BlackRock Fund Advisors	October 30, 2019	155	34.21	BUY	BUY
BlackRock Asset Management Ireland Limited	October 30, 2019	353	34.24	BUY	BUY
BlackRock Fund Advisors	October 30, 2019	332	34.24	BUY	ETF Create
BlackRock Investment Management, LLC	October 30, 2019	180	34.20	BUY	BUY
BlackRock Investment Management, LLC	October 30, 2019	-494	34.24	SELL	SELL
BlackRock Asset Management Ireland Limited	October 30, 2019	6	34.24	BUY	BUY
BlackRock Investment Management, LLC	October 31, 2019	337	34.18	BUY	BUY
BlackRock Fund Advisors	October 31, 2019	-1,518	34.14	SELL	ETF Redeem
BlackRock Fund Advisors	October 31, 2019	499	34.14	BUY	ETF Create
BlackRock Fund Advisors	October 31, 2019	-542	34.14	SELL	ETF Redeem
BlackRock Investment Management, LLC	October 31, 2019	1,510	34.18	BUY	BUY
BlackRock Fund Advisors	October 31, 2019	-402	34.14	SELL	ETF Redeem
BlackRock Fund Advisors	October 31, 2019	3,640	34.14	BUY	ETF Create
BlackRock Fund Advisors	October 31, 2019	6,745	34.14	BUY	ETF Create
BlackRock Asset Management Ireland Limited	October 31, 2019	228	34.14	BUY	BUY
BlackRock Fund Advisors	October 31, 2019	-1,065	34.14	SELL	ETF Redeem
BlackRock Asset Management Canada Limited	October 31, 2019	81	34.14	BUY	BUY
BlackRock Fund Advisors	October 31, 2019	-137	34.14	SELL	SELL
BlackRock Fund Advisors	October 31, 2019	-1,876	34.14	SELL	ETF Redeem
BlackRock Fund Advisors	October 31, 2019	-2,485	34.14	SELL	ETF Redeem
BlackRock Fund Advisors	October 31, 2019	3,550	34.14	BUY	ETF Create
BlackRock Investment Management, LLC	October 31, 2019	-1,619	34.19	SELL	SELL
BlackRock Asset Management Ireland Limited	October 31, 2019	513	34.14	BUY	BUY
BlackRock Fund Advisors	November 1, 2019	-415	34.22	SELL	ETF Redeem
BlackRock Fund Advisors	November 1, 2019	355	34.22	BUY	ETF Create
BlackRock Fund Advisors	November 1, 2019	780	34.22	BUY	ETF Create
BlackRock Fund Advisors	November 1, 2019	-260	34.22	SELL	ETF Redeem
BlackRock Asset Management Ireland Limited	November 1, 2019	13	34.22	BUY	BUY
BlackRock Fund Advisors	November 1, 2019	-156	34.22	SELL	ETF Redeem
BlackRock Asset Management Canada Limited	November 1, 2019	-139	34.22	SELL	SELL
BlackRock Advisors, LLC	November 1, 2019	81	34.22	BUY	BUY
BlackRock Asset Management Canada Limited	November 1, 2019	119	34.22	BUY	ETF Create
BlackRock Fund Advisors	November 1, 2019	780	34.22	BUY	ETF Create
BlackRock Fund Advisors	November 1, 2019	67	34.22	BUY	ETF Create
BlackRock Fund Advisors	November 1, 2019	710	34.22	BUY	ETF Create
BlackRock Advisors, LLC	November 1, 2019	342	34.22	BUY	BUY
BlackRock Fund Advisors	November 1, 2019	355	34.22	BUY	ETF Create
BlackRock Fund Advisors	November 1, 2019	-710	34.22	SELL	ETF Redeem
BlackRock Institutional Trust Company, National Association	November 4, 2019	1,038	34.29	BUY	BUY
BlackRock Institutional Trust Company, National Association	November 4, 2019	-1,717	34.24	SELL	SELL

BlackRock Asset Management Ireland Limited	November 4, 2019	13	34.29	BUY	BUY
BlackRock Fund Advisors	November 4, 2019	-710	34.29	SELL	ETF Redeem
BlackRock Fund Advisors	November 4, 2019	-355	34.29	SELL	ETF Redeem
BlackRock Fund Advisors	November 4, 2019	-1,065	34.29	SELL	ETF Redeem
BlackRock Fund Advisors	November 4, 2019	223	34.29	BUY	ETF Create
BlackRock Fund Advisors	November 4, 2019	415	34.29	BUY	ETF Create
BlackRock Asset Management Ireland Limited	November 4, 2019	13	34.29	BUY	BUY
BlackRock Fund Advisors	November 4, 2019	423	34.29	BUY	ETF Create
BlackRock Asset Management Ireland Limited	November 5, 2019	38	34.23	BUY	BUY
BlackRock Fund Advisors	November 5, 2019	-355	34.23	SELL	ETF Redeem
BlackRock Fund Advisors	November 5, 2019	469	34.23	BUY	ETF Create
BlackRock Asset Management Ireland Limited	November 5, 2019	35	34.23	BUY	BUY
BlackRock Fund Advisors	November 5, 2019	198	34.23	BUY	ETF Create
BlackRock Fund Advisors	November 5, 2019	-6,920	34.23	SELL	ETF Redeem
BlackRock Fund Advisors	November 5, 2019	-1,384	34.23	SELL	ETF Redeem
BlackRock Fund Advisors	November 5, 2019	-1,384	34.23	SELL	ETF Redeem
BlackRock Asset Management Ireland Limited	November 5, 2019	105	34.23	BUY	BUY
BlackRock Fund Advisors	November 5, 2019	-3,550	34.23	SELL	ETF Redeem
BlackRock Fund Advisors	November 5, 2019	-1,065	34.23	SELL	ETF Redeem
BlackRock Asset Management Ireland Limited	November 5, 2019	399	34.23	BUY	BUY
BlackRock Asset Management Ireland Limited	November 5, 2019	6	34.23	BUY	BUY
BlackRock Asset Management Ireland Limited	November 5, 2019	6	34.23	BUY	BUY
BlackRock Asset Management Ireland Limited	November 5, 2019	114	34.23	BUY	BUY
BlackRock Fund Advisors	November 5, 2019	1,420	34.23	BUY	ETF Create
BlackRock Fund Advisors	November 5, 2019	-355	34.23	SELL	ETF Redeem
BlackRock Fund Advisors	November 5, 2019	-355	34.23	SELL	ETF Redeem
BlackRock Fund Advisors	November 6, 2019	-542	34.29	SELL	ETF Redeem
BlackRock Asset Management Canada Limited	November 6, 2019	-190	34.29	SELL	SELL
BlackRock Fund Advisors	November 6, 2019	-355	34.29	SELL	ETF Redeem
BlackRock Fund Advisors	November 6, 2019	-710	34.29	SELL	ETF Redeem
BlackRock Fund Advisors	November 6, 2019	-542	34.29	SELL	ETF Redeem
BlackRock Asset Management Ireland Limited	November 6, 2019	-104	34.29	SELL	SELL
BlackRock Asset Management Canada Limited	November 6, 2019	119	34.29	BUY	ETF Create
BlackRock Fund Advisors	November 6, 2019	-1,195	34.29	SELL	ETF Redeem
BlackRock Fund Advisors	November 6, 2019	-1,195	34.29	SELL	ETF Redeem
BlackRock Fund Advisors	November 6, 2019	-1,065	34.29	SELL	ETF Redeem
BlackRock Asset Management Ireland Limited	November 6, 2019	12	34.29	BUY	BUY
BlackRock Fund Advisors	November 6, 2019	-1,385	34.29	SELL	ETF Redeem
BlackRock Fund Advisors	November 6, 2019	-710	34.29	SELL	ETF Redeem
BlackRock Fund Advisors	November 6, 2019	-1,195	34.29	SELL	ETF Redeem
BlackRock Fund Advisors	November 6, 2019	-1,626	34.29	SELL	ETF Redeem
BlackRock Institutional Trust Company, National Association	November 6, 2019	-1,894	34.29	SELL	ETF Redeem
BlackRock Fund Advisors	November 6, 2019	-1,195	34.29	SELL	ETF Redeem
BlackRock Fund Advisors	November 6, 2019	-1,626	34.29	SELL	ETF Redeem
BlackRock Institutional Trust Company, National Association	November 6, 2019	400	34.25	BUY	BUY
BlackRock Institutional Trust Company, National Association	November 6, 2019	11,450	34.25	BUY	BUY
BlackRock Asset Management Ireland Limited	November 6, 2019	285	34.29	BUY	BUY
BlackRock Asset Management Ireland Limited	November 7, 2019	-355	34.27	SELL	SELL
BlackRock Financial Management, Inc.	November 7, 2019	920	34.21	BUY	BUY

BlackRock Fund Advisors	November 7, 2019	499	34.27	BUY	ETF Create
BlackRock Fund Advisors	November 7, 2019	-1,195	34.27	SELL	ETF Redeem
BlackRock Institutional Trust Company, National Association	November 7, 2019	490	34.21	BUY	BUY
BlackRock Institutional Trust Company, National Association	November 7, 2019	13,050	34.21	BUY	BUY
BlackRock Fund Advisors	November 7, 2019	998	34.27	BUY	ETF Create
BlackRock Institutional Trust Company, National Association	November 7, 2019	-304	34.27	SELL	SELL
BlackRock Institutional Trust Company, National Association	November 7, 2019	3,157	34.27	BUY	BUY
BlackRock Fund Advisors	November 7, 2019	-355	34.27	SELL	ETF Redeem
BlackRock Institutional Trust Company, National Association	November 7, 2019	760	34.21	BUY	BUY
BlackRock Fund Advisors	November 7, 2019	2,390	34.27	BUY	ETF Create
BlackRock Fund Advisors	November 7, 2019	-710	34.27	SELL	ETF Redeem
BlackRock Fund Advisors	November 7, 2019	913	34.27	BUY	ETF Create
BlackRock Institutional Trust Company, National Association	November 8, 2019	17,800	34.22	BUY	BUY
BlackRock Institutional Trust Company, National Association	November 8, 2019	830	34.22	BUY	BUY
BlackRock Asset Management Ireland Limited	November 8, 2019	45	34.23	BUY	BUY
BlackRock Asset Management Ireland Limited	November 8, 2019	78	34.23	BUY	BUY
BlackRock Asset Management Ireland Limited	November 8, 2019	399	34.23	BUY	BUY
BlackRock Financial Management, Inc.	November 8, 2019	1,760	34.22	BUY	BUY
BlackRock Institutional Trust Company, National Association	November 8, 2019	340	34.22	BUY	BUY
BlackRock Fund Advisors	November 8, 2019	-355	34.23	SELL	ETF Redeem
BlackRock Fund Advisors	November 8, 2019	499	34.23	BUY	ETF Create
BlackRock Fund Advisors	November 8, 2019	312	34.23	BUY	ETF Create
BlackRock Fund Advisors	November 8, 2019	423	34.23	BUY	ETF Create
BlackRock Fund Advisors	November 11, 2019	-710	34.20	SELL	ETF Redeem
BlackRock Asset Management Ireland Limited	November 11, 2019	355	34.20	BUY	BUY
BlackRock Asset Management Ireland Limited	November 11, 2019	355	34.20	BUY	BUY
BlackRock Fund Advisors	November 11, 2019	2,278	34.20	BUY	ETF Create
BlackRock Fund Advisors	November 11, 2019	710	34.20	BUY	ETF Create
BlackRock Fund Advisors	November 11, 2019	355	34.20	BUY	ETF Create
BlackRock Fund Advisors	November 11, 2019	-355	34.20	SELL	ETF Redeem
BlackRock Asset Management Ireland Limited	November 11, 2019	399	34.20	BUY	BUY
BlackRock Asset Management Ireland Limited	November 11, 2019	399	34.20	BUY	BUY
BlackRock Asset Management Ireland Limited	November 11, 2019	-384	34.20	SELL	SELL
BlackRock Financial Management, Inc.	November 12, 2019	2,030	34.21	BUY	BUY
BlackRock Fund Advisors	November 12, 2019	-499	34.24	SELL	ETF Redeem
BlackRock Fund Advisors	November 12, 2019	-1,065	34.24	SELL	ETF Redeem
BlackRock Asset Management Ireland Limited	November 12, 2019	-71	34.24	SELL	SELL
BlackRock Fund Advisors	November 12, 2019	-355	34.24	SELL	ETF Redeem
BlackRock Financial Management, Inc.	November 12, 2019	129	34.21	BUY	BUY
BlackRock Institutional Trust Company, National Association	November 12, 2019	1,020	34.21	BUY	BUY
BlackRock Institutional Trust Company, National Association	November 12, 2019	-1,882	34.24	SELL	SELL
BlackRock Asset Management Ireland Limited	November 12, 2019	13	34.24	BUY	BUY
BlackRock Institutional Trust Company, National Association	November 12, 2019	23,240	34.21	BUY	BUY
BlackRock Fund Advisors	November 12, 2019	34,840	34.21	BUY	BUY
BlackRock Asset Management Ireland Limited	November 12, 2019	39	34.24	BUY	BUY

BlackRock Institutional Trust Company, National Association	November 12, 2019	380	34.21	BUY	BUY
BlackRock Fund Advisors	November 12, 2019	-1,775	34.24	SELL	ETF Redeem
BlackRock Financial Management, Inc.	November 13, 2019	1,300	34.21	BUY	BUY
BlackRock Fund Advisors	November 13, 2019	-249	34.26	SELL	ETF Redeem
BlackRock Institutional Trust Company, National Association	November 13, 2019	210	34.21	BUY	BUY
BlackRock Asset Management Ireland Limited	November 13, 2019	39	34.26	BUY	BUY
BlackRock Institutional Trust Company, National Association	November 13, 2019	9,483	34.21	BUY	BUY
BlackRock Fund Advisors	November 13, 2019	780	34.26	BUY	ETF Create
BlackRock Fund Advisors	November 13, 2019	1,065	34.26	BUY	ETF Create
BlackRock Fund Advisors	November 13, 2019	2,168	34.26	BUY	ETF Create
BlackRock Fund Advisors	November 13, 2019	2,390	34.26	BUY	ETF Create
BlackRock Fund Advisors	November 13, 2019	-1,195	34.26	SELL	ETF Redeem
BlackRock Fund Advisors	November 13, 2019	1,195	34.26	BUY	ETF Create
BlackRock Asset Management Ireland Limited	November 13, 2019	1,758	34.26	BUY	BUY
BlackRock Fund Advisors	November 13, 2019	-747	34.26	SELL	ETF Redeem
BlackRock Fund Advisors	November 13, 2019	312	34.26	BUY	ETF Create
BlackRock Fund Advisors	November 13, 2019	104	34.26	BUY	ETF Create
BlackRock Institutional Trust Company, National Association	November 13, 2019	2,921	34.26	BUY	BUY
BlackRock Institutional Trust Company, National Association	November 13, 2019	4,300	34.21	BUY	BUY
BlackRock Institutional Trust Company, National Association	November 13, 2019	630	34.21	BUY	BUY
BlackRock Financial Management, Inc.	November 14, 2019	980	34.20	BUY	BUY
BlackRock Asset Management Ireland Limited	November 14, 2019	13	34.18	BUY	BUY
BlackRock Asset Management Ireland Limited	November 14, 2019	45	34.18	BUY	BUY
BlackRock Fund Advisors	November 14, 2019	17,840	34.18	BUY	ETF Create
BlackRock Fund Advisors	November 14, 2019	446	34.18	BUY	ETF Create
BlackRock Fund Advisors	November 14, 2019	1,784	34.18	BUY	ETF Create
BlackRock Fund Advisors	November 14, 2019	499	34.18	BUY	ETF Create
BlackRock Fund Advisors	November 14, 2019	-2,600	34.18	SELL	ETF Redeem
BlackRock Fund Advisors	November 14, 2019	402	34.18	BUY	ETF Create
BlackRock Fund Advisors	November 14, 2019	355	34.18	BUY	ETF Create
BlackRock Institutional Trust Company, National Association	November 14, 2019	240	34.20	BUY	BUY
BlackRock Fund Advisors	November 14, 2019	-710	34.18	SELL	ETF Redeem
BlackRock Fund Advisors	November 14, 2019	355	34.18	BUY	ETF Create
BlackRock Fund Advisors	November 14, 2019	11,150	34.18	BUY	ETF Create
BlackRock Asset Management Ireland Limited	November 14, 2019	900	34.18	BUY	BUY
BlackRock Fund Advisors	November 14, 2019	998	34.18	BUY	ETF Create
BlackRock Institutional Trust Company, National Association	November 14, 2019	190	34.20	BUY	BUY
BlackRock Institutional Trust Company, National Association	November 14, 2019	10,660	34.20	BUY	BUY
BlackRock Fund Advisors	November 14, 2019	-650	34.18	SELL	ETF Redeem
BlackRock Fund Advisors	November 14, 2019	-13,490	34.18	SELL	ETF Redeem
BlackRock Fund Advisors	November 14, 2019	-10,650	34.18	SELL	ETF Redeem
BlackRock Fund Advisors	November 14, 2019	-1,385	34.18	SELL	ETF Redeem
BlackRock Fund Advisors	November 14, 2019	-780	34.18	SELL	ETF Redeem
BlackRock Fund Advisors	November 14, 2019	1,195	34.18	BUY	ETF Create
BlackRock Institutional Trust Company, National Association	November 14, 2019	257	34.20	BUY	BUY

BlackRock Japan Co., Ltd.	November 15, 2019	1,476	34.29	BUY	ETF Create
BlackRock Asset Management Ireland Limited	November 15, 2019	-104	34.29	SELL	SELL
BlackRock Institutional Trust Company, National Association	November 15, 2019	8,930	34.25	BUY	BUY
BlackRock Fund Advisors	November 15, 2019	4,014	34.29	BUY	ETF Create
BlackRock Fund Advisors	November 15, 2019	-710	34.29	SELL	ETF Redeem
BlackRock Asset Management Canada Limited	November 15, 2019	238	34.29	BUY	ETF Create
BlackRock Fund Advisors	November 15, 2019	423	34.29	BUY	ETF Create
BlackRock Fund Advisors	November 15, 2019	892	34.29	BUY	ETF Create
BlackRock Advisors, LLC	November 15, 2019	-397	34.24	SELL	SELL
BlackRock Fund Advisors	November 15, 2019	-2,390	34.29	SELL	ETF Redeem
BlackRock Fund Advisors	November 15, 2019	1,195	34.29	BUY	ETF Create
BlackRock Asset Management Ireland Limited	November 15, 2019	171	34.29	BUY	BUY
BlackRock Fund Advisors	November 15, 2019	-2,390	34.29	SELL	ETF Redeem
BlackRock Asset Management Ireland Limited	November 15, 2019	-300	34.29	SELL	SELL
BlackRock Institutional Trust Company, National Association	November 15, 2019	400	34.25	BUY	BUY
BlackRock Institutional Trust Company, National Association	November 15, 2019	180	34.25	BUY	BUY
BlackRock Fund Advisors	November 15, 2019	355	34.29	BUY	ETF Create
BlackRock Fund Advisors	November 15, 2019	892	34.29	BUY	ETF Create
BlackRock Fund Advisors	November 18, 2019	806	34.33	BUY	ETF Create
BlackRock Asset Management Ireland Limited	November 18, 2019	513	34.33	BUY	BUY
BlackRock Fund Advisors	November 18, 2019	-4,780	34.33	SELL	ETF Redeem
BlackRock Asset Management Ireland Limited	November 18, 2019	285	34.33	BUY	BUY
BlackRock Fund Advisors	November 18, 2019	-2,390	34.33	SELL	ETF Redeem
BlackRock Fund Advisors	November 18, 2019	892	34.33	BUY	ETF Create
BlackRock Fund Advisors	November 18, 2019	59	34.29	BUY	ETF Create
BlackRock Fund Advisors	November 18, 2019	-1,195	34.33	SELL	ETF Redeem
BlackRock Asset Management Canada Limited	November 18, 2019	119	34.33	BUY	ETF Create
BlackRock Fund Advisors	November 18, 2019	892	34.33	BUY	ETF Create
BlackRock Fund Advisors	November 18, 2019	-2,130	34.33	SELL	ETF Redeem
BlackRock Fund Advisors	November 18, 2019	603	34.33	BUY	ETF Create
BlackRock Fund Advisors	November 18, 2019	-208	34.33	SELL	ETF Redeem
BlackRock Fund Advisors	November 18, 2019	2,453	34.33	BUY	ETF Create
BlackRock Fund Advisors	November 18, 2019	-710	34.33	SELL	ETF Redeem
BlackRock Fund Advisors	November 18, 2019	355	34.33	BUY	ETF Create
BlackRock Fund Advisors	November 18, 2019	446	34.33	BUY	ETF Create
BlackRock Fund Advisors	November 18, 2019	-1,065	34.33	SELL	ETF Redeem
BlackRock Financial Management, Inc.	November 19, 2019	1,040	34.33	BUY	BUY
BlackRock Institutional Trust Company, National Association	November 19, 2019	4,240	34.33	BUY	BUY
BlackRock Fund Advisors	November 19, 2019	148	34.34	BUY	BUY
BlackRock Fund Advisors	November 19, 2019	-264	34.34	SELL	ETF Redeem
BlackRock Fund Advisors	November 19, 2019	669	34.34	BUY	ETF Create
BlackRock Fund Advisors	November 19, 2019	-2,390	34.34	SELL	ETF Redeem
BlackRock Fund Advisors	November 19, 2019	1,065	34.34	BUY	ETF Create
BlackRock Fund Advisors	November 19, 2019	-264	34.34	SELL	ETF Redeem
BlackRock Asset Management Ireland Limited	November 19, 2019	26	34.34	BUY	BUY
BlackRock Fund Advisors	November 20, 2019	260	34.30	BUY	ETF Create
BlackRock Institutional Trust Company, National Association	November 20, 2019	8,371	34.30	BUY	BUY
BlackRock Asset Management Ireland Limited	November 20, 2019	273	34.30	BUY	BUY

BlackRock Asset Management Ireland Limited	November 20, 2019	208	34.30	BUY	BUY
BlackRock Asset Management Canada Limited	November 20, 2019	-119	34.30	SELL	ETF Redeem
BlackRock Institutional Trust Company, National Association	November 20, 2019	190	34.33	BUY	BUY
BlackRock Fund Advisors	November 20, 2019	-2,390	34.30	SELL	ETF Redeem
BlackRock Fund Advisors	November 20, 2019	669	34.30	BUY	ETF Create
BlackRock Fund Advisors	November 20, 2019	-2,390	34.30	SELL	ETF Redeem
BlackRock Fund Advisors	November 20, 2019	2,390	34.30	BUY	ETF Create
BlackRock Asset Management Canada Limited	November 20, 2019	-375	34.30	SELL	SELL
BlackRock Fund Advisors	November 20, 2019	-201	34.30	SELL	ETF Redeem
BlackRock Asset Management Ireland Limited	November 20, 2019	1,254	34.30	BUY	BUY
BlackRock Fund Advisors	November 20, 2019	-355	34.30	SELL	ETF Redeem
BlackRock Fund Advisors	November 20, 2019	-871	34.30	SELL	ETF Redeem
BlackRock Fund Advisors	November 20, 2019	130	34.30	BUY	ETF Create
BlackRock Fund Advisors	November 20, 2019	-1,541	34.30	SELL	ETF Redeem
BlackRock Institutional Trust Company, National Association	November 20, 2019	53,693	34.30	BUY	BUY
BlackRock Institutional Trust Company, National Association	November 20, 2019	390	34.33	BUY	BUY
BlackRock Fund Advisors	November 20, 2019	260	34.30	BUY	ETF Create
BlackRock Fund Advisors	November 20, 2019	390	34.30	BUY	ETF Create
BlackRock Fund Advisors	November 20, 2019	446	34.30	BUY	ETF Create
BlackRock Japan Co., Ltd.	November 21, 2019	-1,476	34.33	SELL	SELL
BlackRock Fund Advisors	November 21, 2019	355	34.31	BUY	ETF Create
BlackRock Fund Advisors	November 21, 2019	494	34.31	BUY	ETF Create
BlackRock Asset Management North Asia Limited	November 21, 2019	2,421	34.32	BUY	BUY
BlackRock Fund Advisors	November 21, 2019	-710	34.31	SELL	ETF Redeem
BlackRock Asset Management Canada Limited	November 21, 2019	238	34.31	BUY	ETF Create
BlackRock Fund Advisors	November 21, 2019	-846	34.31	SELL	ETF Redeem
BlackRock Fund Advisors	November 21, 2019	2,392	34.31	BUY	ETF Create
BlackRock Fund Advisors	November 21, 2019	499	34.31	BUY	ETF Create
BlackRock Asset Management Ireland Limited	November 21, 2019	-105	34.31	SELL	SELL
BlackRock Fund Advisors	November 22, 2019	1,338	34.30	BUY	ETF Create
BlackRock Asset Management Ireland Limited	November 22, 2019	-142	34.30	SELL	SELL
BlackRock Asset Management Ireland Limited	November 22, 2019	-105	34.30	SELL	SELL
BlackRock Fund Advisors	November 22, 2019	-423	34.30	SELL	ETF Redeem
BlackRock Fund Advisors	November 22, 2019	1,196	34.30	BUY	ETF Create
BlackRock Fund Advisors	November 22, 2019	106,500	34.30	BUY	ETF Create
BlackRock Fund Advisors	November 22, 2019	1,775	34.30	BUY	ETF Create
BlackRock Fund Advisors	November 22, 2019	-355	34.30	SELL	ETF Redeem
BlackRock Institutional Trust Company, National Association	November 22, 2019	6,770	34.30	BUY	BUY
BlackRock Asset Management Ireland Limited	November 22, 2019	26	34.30	BUY	BUY
BlackRock Fund Advisors	November 25, 2019	669	34.22	BUY	ETF Create
BlackRock Asset Management Ireland Limited	November 25, 2019	13	34.22	BUY	BUY
BlackRock Fund Advisors	November 25, 2019	-264	34.22	SELL	ETF Redeem
BlackRock Fund Advisors	November 25, 2019	520	34.22	BUY	ETF Create
BlackRock Asset Management Ireland Limited	November 25, 2019	399	34.22	BUY	BUY
BlackRock Asset Management Ireland Limited	November 25, 2019	78	34.22	BUY	BUY
BlackRock Asset Management Canada Limited	November 25, 2019	-119	34.22	SELL	ETF Redeem
BlackRock Fund Advisors	November 25, 2019	536	34.22	BUY	ETF Create
BlackRock Fund Advisors	November 25, 2019	355	34.22	BUY	ETF Create

BlackRock Investment Management, LLC	November 26, 2019	-286	34.31	SELL	SELL
BlackRock Institutional Trust Company, National Association	November 26, 2019	813	34.31	BUY	BUY
BlackRock Advisors, LLC	November 26, 2019	43	34.25	BUY	BUY
BlackRock Fund Advisors	November 26, 2019	166	34.31	BUY	ETF Create
BlackRock Institutional Trust Company, National Association	November 26, 2019	-6,865	34.31	SELL	SELL
BlackRock Financial Management, Inc.	November 26, 2019	314	34.31	BUY	BUY
BlackRock Advisors, LLC	November 26, 2019	18	34.31	BUY	BUY
BlackRock Investment Management (UK) Limited	November 26, 2019	1,701	34.31	BUY	BUY
BlackRock Institutional Trust Company, National Association	November 26, 2019	336	34.31	BUY	BUY
BlackRock Fund Advisors	November 26, 2019	-884	34.31	SELL	ETF Redeem
BlackRock Fund Advisors	November 26, 2019	2,392	34.31	BUY	ETF Create
BlackRock Institutional Trust Company, National Association	November 26, 2019	-26	34.31	SELL	SELL
BlackRock Fund Advisors	November 26, 2019	-1,196	34.31	SELL	ETF Redeem
BlackRock Fund Advisors	November 26, 2019	355	34.31	BUY	ETF Create
BlackRock Asset Management Canada Limited	November 26, 2019	314	34.31	BUY	BUY
BlackRock Fund Advisors	November 26, 2019	669	34.31	BUY	ETF Create
BlackRock Fund Advisors	November 26, 2019	9,568	34.31	BUY	ETF Create
BlackRock Fund Advisors	November 26, 2019	355	34.31	BUY	ETF Create
BlackRock Fund Advisors	November 26, 2019	710	34.31	BUY	ETF Create
BlackRock Fund Advisors	November 26, 2019	-51	34.31	SELL	SELL
BlackRock Asset Management Ireland Limited	November 26, 2019	228	34.31	BUY	BUY
BlackRock Investment Management (UK) Limited	November 26, 2019	-31,643	34.31	SELL	SELL
BlackRock Asset Management Canada Limited	November 26, 2019	2,631	34.31	BUY	BUY
BlackRock Fund Advisors	November 26, 2019	5,680	34.31	BUY	ETF Create
BlackRock Fund Advisors	November 26, 2019	1,338	34.31	BUY	ETF Create
BlackRock Institutional Trust Company, National Association	November 26, 2019	192	34.31	BUY	BUY
BlackRock Investment Management (UK) Limited	November 26, 2019	3,919	34.31	BUY	BUY
BlackRock Fund Advisors	November 26, 2019	984	34.31	BUY	BUY
BlackRock Investment Management, LLC	November 26, 2019	-1,139	34.31	SELL	SELL
BlackRock Asset Management Ireland Limited	November 26, 2019	65	34.31	BUY	BUY
BlackRock Institutional Trust Company, National Association	November 26, 2019	-289	34.31	SELL	SELL
BlackRock Fund Advisors	November 26, 2019	-4,236	34.31	SELL	SELL
BlackRock Fund Advisors	November 26, 2019	1,067	34.31	BUY	BUY
BlackRock Fund Advisors	November 26, 2019	260	34.31	BUY	ETF Create
BlackRock Fund Advisors	November 26, 2019	1,159	34.31	BUY	BUY
BlackRock Fund Advisors	November 26, 2019	1,196	34.31	BUY	ETF Create
BlackRock Fund Advisors	November 26, 2019	-132	34.31	SELL	ETF Redeem
BlackRock Fund Advisors	November 26, 2019	-100,485	34.31	SELL	SELL
BlackRock Investment Management (UK) Limited	November 26, 2019	-6,938	34.31	SELL	SELL
BlackRock Institutional Trust Company, National Association	November 26, 2019	-611	34.31	SELL	SELL
BlackRock Institutional Trust Company, National Association	November 26, 2019	1,024	34.31	BUY	BUY
BlackRock Fund Advisors	November 26, 2019	2,392	34.31	BUY	ETF Create
BlackRock Fund Advisors	November 27, 2019	-1,196	34.20	SELL	ETF Redeem
BlackRock Fund Advisors	November 27, 2019	268	34.20	BUY	ETF Create

BlackRock Fund Advisors	November 27, 2019	1,335	34.21	BUY	BUY
BlackRock Asset Management Ireland Limited	November 27, 2019	-70	34.20	SELL	SELL
BlackRock Fund Advisors	November 27, 2019	710	34.20	BUY	ETF Create
BlackRock Fund Advisors	November 27, 2019	520	34.20	BUY	ETF Create
BlackRock Fund Advisors	November 27, 2019	355	34.20	BUY	ETF Create
BlackRock Fund Advisors	November 27, 2019	1,560	34.20	BUY	ETF Create
BlackRock Fund Advisors	November 27, 2019	710	34.20	BUY	ETF Create
BlackRock Fund Advisors	November 27, 2019	469	34.20	BUY	ETF Create
BlackRock Fund Advisors	November 27, 2019	710	34.20	BUY	ETF Create
BlackRock Fund Advisors	November 27, 2019	-780	34.20	SELL	ETF Redeem
BlackRock Institutional Trust Company, National Association	November 29, 2019	-8,277	34.24	SELL	ETF Redeem
BlackRock Asset Management Ireland Limited	November 29, 2019	202	34.24	BUY	BUY
BlackRock Institutional Trust Company, National Association	November 29, 2019	-1,185	34.24	SELL	SELL
BlackRock Fund Advisors	November 29, 2019	1,196	34.24	BUY	ETF Create
BlackRock Fund Advisors	November 29, 2019	-2,634	34.26	SELL	SELL
BlackRock Asset Management Ireland Limited	November 29, 2019	13	34.24	BUY	BUY
BlackRock Institutional Trust Company, National Association	November 29, 2019	8,277	34.24	BUY	ETF Create
BlackRock Institutional Trust Company, National Association	November 29, 2019	-4,998	34.24	SELL	SELL
BlackRock Fund Advisors	November 29, 2019	108	34.24	BUY	ETF Create
BlackRock Fund Advisors	November 29, 2019	1,196	34.24	BUY	ETF Create
BlackRock Asset Management Ireland Limited	November 29, 2019	4,616	34.24	BUY	BUY
BlackRock Asset Management Ireland Limited	November 29, 2019	114	34.24	BUY	BUY
BlackRock Asset Management Ireland Limited	November 29, 2019	72	34.24	BUY	BUY
BlackRock Asset Management Ireland Limited	November 29, 2019	13	34.24	BUY	BUY
BlackRock Fund Advisors	December 2, 2019	1,084	34.20	BUY	ETF Create
BlackRock Fund Advisors	December 2, 2019	-1,196	34.20	SELL	ETF Redeem
BlackRock Asset Management Ireland Limited	December 2, 2019	228	34.20	BUY	BUY
BlackRock Asset Management Ireland Limited	December 2, 2019	13	34.20	BUY	BUY
BlackRock Fund Advisors	December 2, 2019	650	34.20	BUY	ETF Create
BlackRock Fund Advisors	December 2, 2019	1,626	34.20	BUY	ETF Create
BlackRock Fund Advisors	December 2, 2019	499	34.20	BUY	ETF Create
BlackRock Fund Advisors	December 2, 2019	420	34.20	BUY	ETF Create
BlackRock Fund Advisors	December 2, 2019	678	34.20	BUY	ETF Create
BlackRock Fund Advisors	December 2, 2019	201	34.20	BUY	ETF Create
BlackRock Asset Management North Asia Limited	December 2, 2019	-2,421	34.20	SELL	ETF Redeem
BlackRock Fund Advisors	December 2, 2019	420	34.20	BUY	ETF Create
BlackRock Fund Advisors	December 2, 2019	355	34.20	BUY	ETF Create
BlackRock Investment Management (Australia) Limited	December 2, 2019	-325	34.20	SELL	SELL
BlackRock Asset Management Ireland Limited	December 2, 2019	13	34.20	BUY	BUY
BlackRock Fund Advisors	December 3, 2019	1,084	34.28	BUY	ETF Create
BlackRock Fund Advisors	December 3, 2019	142	34.28	BUY	ETF Create
BlackRock Financial Management, Inc.	December 3, 2019	-266	34.28	SELL	SELL
BlackRock Asset Management Canada Limited	December 3, 2019	-121	34.28	SELL	ETF Redeem
BlackRock Fund Advisors	December 3, 2019	678	34.28	BUY	ETF Create
BlackRock Institutional Trust Company, National Association	December 3, 2019	1,447	34.21	BUY	BUY
BlackRock Asset Management Ireland Limited	December 3, 2019	-70	34.28	SELL	SELL
BlackRock Fund Advisors	December 3, 2019	-2,392	34.28	SELL	ETF Redeem

BlackRock Fund Advisors	December 3, 2019	-1,560	34.28	SELL	ETF Redeem
BlackRock Financial Management, Inc.	December 4, 2019	1,570	34.25	BUY	BUY
BlackRock Investment Management, LLC	December 4, 2019	417	34.27	BUY	BUY
BlackRock Fund Advisors	December 4, 2019	710	34.21	BUY	ETF Create
BlackRock Fund Advisors	December 4, 2019	355	34.21	BUY	ETF Create
BlackRock Fund Advisors	December 4, 2019	390	34.21	BUY	ETF Create
BlackRock Fund Advisors	December 4, 2019	2,392	34.21	BUY	ETF Create
BlackRock Fund Advisors	December 4, 2019	-355	34.21	SELL	ETF Redeem
BlackRock Investment Management, LLC	December 4, 2019	1,831	34.25	BUY	BUY
BlackRock Fund Advisors	December 4, 2019	142	34.21	BUY	ETF Create
BlackRock Fund Advisors	December 4, 2019	1,065	34.21	BUY	ETF Create
BlackRock Institutional Trust Company, National Association	December 4, 2019	9,110	34.25	BUY	BUY
BlackRock Asset Management Ireland Limited	December 4, 2019	-13	34.21	SELL	SELL
BlackRock Asset Management Ireland Limited	December 4, 2019	-147	34.21	SELL	SELL
BlackRock Asset Management Ireland Limited	December 4, 2019	-245	34.21	SELL	SELL
BlackRock Fund Advisors	December 4, 2019	1,356	34.21	BUY	ETF Create
BlackRock Fund Advisors	December 4, 2019	67	34.21	BUY	ETF Create
BlackRock Fund Advisors	December 4, 2019	-2,392	34.21	SELL	ETF Redeem
BlackRock Fund Advisors	December 4, 2019	710	34.21	BUY	ETF Create
BlackRock Fund Advisors	December 4, 2019	-66	34.21	SELL	ETF Redeem
BlackRock Asset Management Ireland Limited	December 5, 2019	-721	34.28	SELL	SELL
BlackRock Financial Management, Inc.	December 5, 2019	55	34.28	BUY	BUY
BlackRock Fund Advisors	December 5, 2019	355	34.28	BUY	ETF Create
BlackRock Fund Advisors	December 5, 2019	338	34.28	BUY	ETF Create
BlackRock Institutional Trust Company, National Association	December 5, 2019	4,180	34.29	BUY	BUY
BlackRock Asset Management Ireland Limited	December 5, 2019	72	34.28	BUY	BUY
BlackRock Asset Management Ireland Limited	December 5, 2019	72	34.28	BUY	BUY
BlackRock Institutional Trust Company, National Association	December 5, 2019	251	34.28	BUY	BUY
BlackRock Fund Advisors	December 5, 2019	1,196	34.28	BUY	ETF Create
BlackRock Asset Management Canada Limited	December 5, 2019	60	34.28	BUY	ETF Create
BlackRock Fund Advisors	December 5, 2019	-67	34.28	SELL	ETF Redeem
BlackRock Advisors, LLC	December 6, 2019	-1,144	34.26	SELL	SELL
BlackRock Fund Advisors	December 6, 2019	390	34.28	BUY	ETF Create
BlackRock Fund Advisors	December 6, 2019	268	34.28	BUY	ETF Create
BlackRock Fund Advisors	December 6, 2019	1,196	34.28	BUY	ETF Create
BlackRock Fund Advisors	December 6, 2019	12,178	34.28	BUY	BUY
BlackRock Fund Advisors	December 6, 2019	1,065	34.28	BUY	ETF Create
BlackRock Asset Management Ireland Limited	December 6, 2019	71	34.28	BUY	BUY
BlackRock Fund Advisors	December 6, 2019	355	34.28	BUY	ETF Create
BlackRock Fund Advisors	December 6, 2019	650	34.28	BUY	ETF Create
BlackRock Fund Advisors	December 6, 2019	332	34.28	BUY	ETF Create
BlackRock Fund Advisors	December 6, 2019	355	34.28	BUY	ETF Create
BlackRock Fund Advisors	December 6, 2019	420	34.28	BUY	ETF Create
BlackRock Fund Advisors	December 6, 2019	20	34.28	BUY	ETF Create
BlackRock Investment Management (UK) Limited	December 9, 2019	931	34.26	BUY	ETF Create
BlackRock Institutional Trust Company, National Association	December 9, 2019	-166	34.26	SELL	SELLOPEN
BlackRock Institutional Trust Company, National Association	December 9, 2019	-18	34.26	SELL	SELLOPEN

BlackRock Investment Management (Australia) Limited	December 9, 2019	2,934	34.26	BUY	BUY
BlackRock Advisors, LLC	December 9, 2019	223	34.26	BUY	BUY
BlackRock Fund Advisors	December 9, 2019	-173	34.26	SELL	SELL
BlackRock Fund Advisors	December 9, 2019	4,784	34.26	BUY	ETF Create
BlackRock Asset Management Ireland Limited	December 9, 2019	-71	34.26	SELL	SELL
BlackRock Investment Management (UK) Limited	December 9, 2019	-931	34.26	SELL	ETF Redeem
BlackRock Asset Management Ireland Limited	December 9, 2019	-70	34.26	SELL	SELL
BlackRock Fund Advisors	December 9, 2019	499	34.26	BUY	ETF Create
BlackRock Investment Management, LLC	December 9, 2019	1,050	34.26	BUY	BUY
BlackRock Financial Management, Inc.	December 9, 2019	-185	34.26	SELL	SELL
BlackRock Fund Advisors	December 9, 2019	650	34.26	BUY	ETF Create
BlackRock Fund Advisors	December 9, 2019	2,485	34.26	BUY	ETF Create
BlackRock Institutional Trust Company, National Association	December 9, 2019	-1,497	34.26	SELL	SELLOPEN
BlackRock Institutional Trust Company, National Association	December 9, 2019	-166	34.26	SELL	SELLOPEN
BlackRock Institutional Trust Company, National Association	December 9, 2019	6,081	34.26	BUY	BUY
BlackRock Financial Management, Inc.	December 9, 2019	-644	34.26	SELL	SELL
BlackRock Fund Advisors	December 9, 2019	-2,392	34.26	SELL	ETF Redeem
BlackRock Fund Advisors	December 9, 2019	710	34.26	BUY	ETF Create
BlackRock Asset Management Ireland Limited	December 10, 2019	-103	34.30	SELL	SELL
BlackRock Institutional Trust Company, National Association	December 10, 2019	210	34.27	BUY	BUY
BlackRock Asset Management Ireland Limited	December 10, 2019	35	34.30	BUY	BUY
BlackRock Fund Advisors	December 10, 2019	-1,040	34.30	SELL	ETF Redeem
BlackRock Institutional Trust Company, National Association	December 10, 2019	-654	34.27	SELL	SELLOPEN
BlackRock Institutional Trust Company, National Association	December 10, 2019	-73	34.30	SELL	SELLOPEN
BlackRock Financial Management, Inc.	December 10, 2019	900	34.27	BUY	BUY
BlackRock Fund Advisors	December 10, 2019	499	34.30	BUY	ETF Create
BlackRock Asset Management Ireland Limited	December 10, 2019	300	34.30	BUY	BUY
BlackRock Fund Advisors	December 10, 2019	1,420	34.30	BUY	ETF Create
BlackRock Fund Advisors	December 10, 2019	2,295	34.30	BUY	ETF Create
BlackRock Institutional Trust Company, National Association	December 10, 2019	-292	34.27	SELL	SELLOPEN
BlackRock Institutional Trust Company, National Association	December 10, 2019	-32	34.30	SELL	SELLOPEN
BlackRock Fund Advisors	December 10, 2019	1,626	34.30	BUY	ETF Create
BlackRock Fund Advisors	December 10, 2019	1,040	34.30	BUY	ETF Create
BlackRock Fund Advisors	December 10, 2019	-4,784	34.30	SELL	ETF Redeem
BlackRock Fund Advisors	December 10, 2019	3,252	34.30	BUY	ETF Create
BlackRock Fund Advisors	December 10, 2019	499	34.30	BUY	ETF Create
BlackRock Institutional Trust Company, National Association	December 10, 2019	4,270	34.27	BUY	BUY
BlackRock Institutional Trust Company, National Association	December 11, 2019	1,700	34.26	BUY	ETF Create
BlackRock Investment Management, LLC	December 11, 2019	-295	34.27	SELL	SELL
BlackRock Investment Management (UK) Limited	December 11, 2019	-479	34.26	SELL	SELL
BlackRock Fund Advisors	December 11, 2019	-710	34.26	SELL	ETF Redeem
BlackRock Investment Management (Australia) Limited	December 11, 2019	2,144	34.26	BUY	BUY

BlackRock Institutional Trust Company, National Association	December 11, 2019	-169	34.26	SELL	SELLOPEN
BlackRock International Limited	December 11, 2019	-555	34.26	SELL	SELL
BlackRock Financial Management, Inc.	December 11, 2019	30	34.26	BUY	BUY
BlackRock Fund Advisors	December 11, 2019	355	34.26	BUY	ETF Create
BlackRock Fund Advisors	December 11, 2019	452	34.26	BUY	ETF Create
BlackRock Fund Advisors	December 11, 2019	355	34.26	BUY	ETF Create
BlackRock Fund Advisors	December 11, 2019	1,626	34.26	BUY	ETF Create
BlackRock Fund Advisors	December 11, 2019	710	34.26	BUY	ETF Create
BlackRock Fund Advisors	December 11, 2019	-1,196	34.26	SELL	ETF Redeem
BlackRock Institutional Trust Company, National Association	December 11, 2019	2,320	34.26	BUY	BUY
BlackRock Financial Management, Inc.	December 11, 2019	-380	34.26	SELL	SELL
BlackRock Institutional Trust Company, National Association	December 11, 2019	720	34.26	BUY	BUY
BlackRock Financial Management, Inc.	December 11, 2019	-105	34.26	SELL	SELL
BlackRock Fund Advisors	December 11, 2019	364	34.26	BUY	ETF Create
BlackRock Asset Management Ireland Limited	December 11, 2019	26	34.26	BUY	BUY
BlackRock Asset Management Ireland Limited	December 11, 2019	355	34.26	BUY	BUY
BlackRock Asset Management Ireland Limited	December 11, 2019	355	34.26	BUY	BUY
BlackRock Fund Advisors	December 11, 2019	-132	34.26	SELL	ETF Redeem
BlackRock Fund Advisors	December 11, 2019	130	34.26	BUY	ETF Create
BlackRock Asset Management Ireland Limited	December 11, 2019	456	34.26	BUY	BUY
BlackRock Asset Management Ireland Limited	December 11, 2019	342	34.26	BUY	BUY
BlackRock Institutional Trust Company, National Association	December 11, 2019	4,660	34.26	BUY	BUY
BlackRock Investment Management (Australia) Limited	December 12, 2019	300	34.28	BUY	ETF Create
BlackRock Institutional Trust Company, National Association	December 12, 2019	-2,197	34.27	SELL	SELLOPEN
BlackRock Fund Advisors	December 12, 2019	499	34.28	BUY	ETF Create
BlackRock Fund Advisors	December 12, 2019	542	34.28	BUY	ETF Create
BlackRock Institutional Trust Company, National Association	December 12, 2019	-1,008	34.28	SELL	SELLOPEN
BlackRock Institutional Trust Company, National Association	December 12, 2019	-112	34.28	SELL	SELLOPEN
BlackRock Asset Management Canada Limited	December 12, 2019	121	34.28	BUY	ETF Create
BlackRock Institutional Trust Company, National Association	December 12, 2019	-205	34.28	SELL	SELLOPEN
BlackRock Institutional Trust Company, National Association	December 12, 2019	-22	34.28	SELL	SELLOPEN
BlackRock Institutional Trust Company, National Association	December 12, 2019	2,376	34.27	BUY	BUY
BlackRock Fund Advisors	December 12, 2019	324	34.28	BUY	ETF Create
BlackRock Fund Advisors	December 12, 2019	108	34.28	BUY	ETF Create
BlackRock Fund Advisors	December 12, 2019	710	34.28	BUY	ETF Create
BlackRock Institutional Trust Company, National Association	December 12, 2019	375	34.28	BUY	BUY
BlackRock Fund Advisors	December 12, 2019	-2,392	34.28	SELL	ETF Redeem
BlackRock Fund Advisors	December 12, 2019	260	34.28	BUY	ETF Create
BlackRock Institutional Trust Company, National Association	December 12, 2019	4,280	34.28	BUY	BUY
BlackRock Institutional Trust Company, National Association	December 12, 2019	190	34.28	BUY	BUY
BlackRock Asset Management Ireland Limited	December 13, 2019	627	34.25	BUY	BUY
BlackRock Fund Advisors	December 13, 2019	355	34.25	BUY	ETF Create

BlackRock Institutional Trust Company, National Association	December 13, 2019	3,077	34.25	BUY	BUY
BlackRock Asset Management Ireland Limited	December 13, 2019	-147	34.25	SELL	SELL
BlackRock Asset Management Ireland Limited	December 13, 2019	71	34.25	BUY	BUY
BlackRock Fund Advisors	December 13, 2019	603	34.25	BUY	ETF Create
BlackRock Asset Management Ireland Limited	December 13, 2019	570	34.25	BUY	BUY
BlackRock Fund Advisors	December 13, 2019	780	34.25	BUY	ETF Create
BlackRock Fund Advisors	December 13, 2019	5,420	34.25	BUY	ETF Create
BlackRock Fund Advisors	December 13, 2019	425	34.25	BUY	ETF Create
BlackRock Asset Management Canada Limited	December 13, 2019	-252	34.25	SELL	SELL
BlackRock Institutional Trust Company, National Association	December 13, 2019	-610	34.25	SELL	SELL
BlackRock Institutional Trust Company, National Association	December 13, 2019	610	34.25	BUY	BUY
BlackRock Advisors (UK) Limited	December 16, 2019	1,349	34.38	BUY	BUY
BlackRock Fund Advisors	December 16, 2019	-542	34.38	SELL	ETF Redeem
BlackRock Fund Advisors	December 16, 2019	5,940	34.38	BUY	ETF Create
BlackRock Fund Advisors	December 16, 2019	-1,977	34.38	SELL	SELL
BlackRock Asset Management Ireland Limited	December 16, 2019	-35,067	34.38	SELL	SELL
BlackRock Fund Advisors	December 16, 2019	-260	34.38	SELL	ETF Redeem
BlackRock Fund Advisors	December 16, 2019	2,130	34.38	BUY	ETF Create
BlackRock Asset Management Ireland Limited	December 16, 2019	-202	34.38	SELL	SELL
BlackRock Fund Advisors	December 16, 2019	-780	34.38	SELL	ETF Redeem
BlackRock Asset Management Ireland Limited	December 16, 2019	12	34.38	BUY	BUY
BlackRock Fund Advisors	December 16, 2019	335	34.38	BUY	ETF Create
BlackRock Asset Management Ireland Limited	December 16, 2019	-202	34.38	SELL	SELL
BlackRock Fund Advisors	December 16, 2019	9,504	34.38	BUY	ETF Create
BlackRock Advisors, LLC	December 16, 2019	356	34.38	BUY	BUY
BlackRock Fund Advisors	December 16, 2019	-12,332	34.38	SELL	SELL
BlackRock Fund Advisors	December 16, 2019	1,065	34.38	BUY	ETF Create
BlackRock Fund Advisors	December 16, 2019	-9	34.38	SELL	SELL
BlackRock Fund Advisors	December 17, 2019	-2,168	34.38	SELL	ETF Redeem
BlackRock Asset Management Ireland Limited	December 17, 2019	-101	34.38	SELL	SELL
BlackRock Institutional Trust Company, National Association	December 17, 2019	-3,719	34.38	SELL	SELL
BlackRock Asset Management Ireland Limited	December 17, 2019	-356	34.38	SELL	SELL
BlackRock Fund Advisors	December 17, 2019	338	34.38	BUY	ETF Create
BlackRock (Netherlands) B.V.	December 17, 2019	1,364	34.38	BUY	BUY
BlackRock Asset Management Ireland Limited	December 17, 2019	3,430	34.38	BUY	BUY
BlackRock Asset Management Canada Limited	December 17, 2019	2,124	34.38	BUY	BUY
BlackRock Institutional Trust Company, National Association	December 17, 2019	1,430	34.38	BUY	BUY
BlackRock Fund Advisors	December 17, 2019	420	34.38	BUY	ETF Create
BlackRock Institutional Trust Company, National Association	December 17, 2019	-21	34.38	SELL	SELLOPEN
BlackRock Institutional Trust Company, National Association	December 17, 2019	-192	34.38	SELL	SELLOPEN
BlackRock Institutional Trust Company, National Association	December 17, 2019	-2,376	34.38	SELL	ETF Redeem
BlackRock Fund Advisors	December 17, 2019	1,065	34.38	BUY	ETF Create
BlackRock Institutional Trust Company, National Association	December 17, 2019	-507	34.38	SELL	SELL
BlackRock Fund Advisors	December 17, 2019	8,316	34.38	BUY	ETF Create
BlackRock Fund Advisors	December 17, 2019	402	34.38	BUY	ETF Create
BlackRock Fund Advisors	December 17, 2019	-420	34.38	SELL	ETF Redeem

BlackRock Fund Advisors	December 17, 2019	904	34.38	BUY	ETF Create
BlackRock Asset Management Ireland Limited	December 17, 2019	38	34.38	BUY	BUY
BlackRock Fund Advisors	December 17, 2019	130	34.38	BUY	ETF Create
BlackRock Fund Advisors	December 17, 2019	904	34.38	BUY	ETF Create
BlackRock Fund Advisors	December 17, 2019	-355	34.38	SELL	ETF Redeem
BlackRock Institutional Trust Company, National Association	December 18, 2019	155	34.44	BUY	BUY
BlackRock Investment Management, LLC	December 18, 2019	-282	34.41	SELL	SELL
BlackRock Fund Advisors	December 18, 2019	355	34.44	BUY	ETF Create
BlackRock Fund Advisors	December 18, 2019	226	34.44	BUY	ETF Create
BlackRock Fund Advisors	December 18, 2019	710	34.44	BUY	ETF Create
BlackRock Fund Advisors	December 18, 2019	-1,188	34.44	SELL	ETF Redeem
BlackRock Fund Advisors	December 18, 2019	520	34.44	BUY	ETF Create
BlackRock Asset Management Ireland Limited	December 18, 2019	14	34.44	BUY	BUY
BlackRock Asset Management Ireland Limited	December 18, 2019	42	34.44	BUY	BUY
BlackRock Fund Advisors	December 18, 2019	2,940	34.44	BUY	ETF Create
BlackRock Fund Advisors	December 18, 2019	-2,479	34.44	SELL	ETF Redeem
BlackRock Fund Advisors	December 18, 2019	1,072	34.44	BUY	ETF Create
BlackRock Institutional Trust Company, National Association	December 18, 2019	-21	34.44	SELL	SELLOPEN
BlackRock Institutional Trust Company, National Association	December 18, 2019	-188	34.43	SELL	SELLOPEN
BlackRock Fund Advisors	December 18, 2019	355	34.44	BUY	ETF Create
BlackRock Fund Advisors	December 18, 2019	520	34.44	BUY	ETF Create
BlackRock Fund Advisors	December 18, 2019	-10,692	34.44	SELL	ETF Redeem
BlackRock Fund Advisors	December 18, 2019	1,385	34.44	BUY	ETF Create
BlackRock Fund Advisors	December 18, 2019	260	34.44	BUY	ETF Create
BlackRock Fund Advisors	December 18, 2019	664	34.44	BUY	ETF Create
BlackRock Fund Advisors	December 18, 2019	5,540	34.44	BUY	ETF Create
BlackRock Fund Advisors	December 18, 2019	201	34.44	BUY	ETF Create
BlackRock Fund Advisors	December 18, 2019	355	34.44	BUY	ETF Create
BlackRock Asset Management Ireland Limited	December 18, 2019	184	34.44	BUY	BUY
BlackRock Institutional Trust Company, National Association	December 18, 2019	3,570	34.44	BUY	BUY
BlackRock Asset Management Ireland Limited	December 18, 2019	35	34.44	BUY	BUY
BlackRock Fund Advisors	December 19, 2019	-2,485	34.56	SELL	ETF Redeem
BlackRock Fund Advisors	December 19, 2019	710	34.56	BUY	ETF Create
BlackRock Fund Advisors	December 19, 2019	134	34.56	BUY	ETF Create
BlackRock Fund Advisors	December 19, 2019	498	34.56	BUY	ETF Create
BlackRock Fund Advisors	December 19, 2019	-2,168	34.56	SELL	ETF Redeem
BlackRock Fund Advisors	December 19, 2019	2,376	34.56	BUY	ETF Create
BlackRock Financial Management, Inc.	December 19, 2019	392	34.56	BUY	BUY
BlackRock Fund Advisors	December 19, 2019	355	34.56	BUY	ETF Create
BlackRock Fund Advisors	December 19, 2019	-520	34.56	SELL	ETF Redeem
BlackRock Fund Advisors	December 19, 2019	-330	34.56	SELL	ETF Redeem
BlackRock Asset Management Ireland Limited	December 19, 2019	98	34.56	BUY	BUY
BlackRock Advisors (UK) Limited	December 20, 2019	-1,349	34.59	SELL	ETF Redeem
BlackRock Institutional Trust Company, National Association	December 20, 2019	-1,855	34.59	SELL	ETF Redeem
BlackRock Asset Management Ireland Limited	December 20, 2019	24	34.59	BUY	BUY
BlackRock Institutional Trust Company, National Association	December 20, 2019	-2,084	34.59	SELL	SELL
BlackRock Fund Advisors	December 20, 2019	67	34.59	BUY	ETF Create

BlackRock Institutional Trust Company, National Association	December 20, 2019	439	34.59	BUY	BUY
BlackRock Asset Management Ireland Limited	December 20, 2019	294	34.59	BUY	BUY
BlackRock Fund Advisors	December 20, 2019	710	34.59	BUY	ETF Create
BlackRock Fund Advisors	December 20, 2019	1,369	34.59	BUY	BUY
BlackRock Fund Advisors	December 20, 2019	-332	34.59	SELL	SELL
BlackRock Fund Advisors	December 20, 2019	-1,005	34.59	SELL	ETF Redeem
BlackRock Fund Advisors	December 20, 2019	-14,189	34.59	SELL	SELL
BlackRock Fund Advisors	December 20, 2019	-5,680	34.59	SELL	ETF Redeem
BlackRock Fund Advisors	December 20, 2019	-260	34.59	SELL	ETF Redeem
BlackRock Investment Management, LLC	December 20, 2019	-224	34.59	SELL	SELL
BlackRock Life Limited	December 20, 2019	2,901	34.59	BUY	BUY
BlackRock Asset Management Ireland Limited	December 20, 2019	-103	34.59	SELL	SELL
BlackRock Asset Management Ireland Limited	December 20, 2019	71	34.59	BUY	BUY
BlackRock Institutional Trust Company, National Association	December 20, 2019	2,851	34.59	BUY	BUY
BlackRock Fund Advisors	December 20, 2019	201	34.59	BUY	ETF Create
BlackRock Asset Management Ireland Limited	December 20, 2019	196	34.59	BUY	BUY
BlackRock Fund Advisors	December 20, 2019	-34,361	34.59	SELL	SELL
BlackRock Institutional Trust Company, National Association	December 20, 2019	14,654	34.59	BUY	BUY
BlackRock Fund Advisors	December 20, 2019	287,869	34.59	BUY	BUY
BlackRock Institutional Trust Company, National Association	December 20, 2019	2,573	34.59	BUY	BUY
BlackRock Fund Advisors	December 20, 2019	-26,560	34.59	SELL	ETF Redeem
BlackRock Fund Advisors	December 20, 2019	-1,196	34.59	SELL	ETF Redeem
BlackRock Fund Advisors	December 20, 2019	710	34.59	BUY	ETF Create
BlackRock Fund Advisors	December 20, 2019	710	34.59	BUY	ETF Create
BlackRock Fund Advisors	December 20, 2019	420	34.59	BUY	ETF Create
BlackRock Asset Management Ireland Limited	December 20, 2019	220	34.59	BUY	BUY
BlackRock Fund Advisors	December 20, 2019	264	34.59	BUY	ETF Create
BlackRock Asset Management Ireland Limited	December 20, 2019	-330	34.59	SELL	SELL
BlackRock Institutional Trust Company, National Association	December 20, 2019	9,916	34.59	BUY	BUY
BlackRock Fund Advisors	December 20, 2019	-6,675	34.59	SELL	SELL
BlackRock Institutional Trust Company, National Association	December 20, 2019	-836	34.54	SELL	SELLOPEN
BlackRock Institutional Trust Company, National Association	December 20, 2019	-93	34.59	SELL	SELLOPEN
BlackRock Fund Advisors	December 20, 2019	34,760	34.59	BUY	BUY
BlackRock Fund Advisors	December 20, 2019	7,466	34.59	BUY	BUY
BlackRock Fund Advisors	December 20, 2019	2,577	34.59	BUY	BUY
BlackRock Fund Advisors	December 20, 2019	1,775	34.59	BUY	ETF Create
BlackRock Investment Management, LLC	December 20, 2019	133	34.59	BUY	BUY
BlackRock Asset Management Ireland Limited	December 20, 2019	-45	34.59	SELL	SELL
BlackRock Institutional Trust Company, National Association	December 20, 2019	-428	34.54	SELL	SELLOPEN
BlackRock Institutional Trust Company, National Association	December 20, 2019	-47	34.59	SELL	SELLOPEN
BlackRock Asset Management Ireland Limited	December 20, 2019	-412	34.59	SELL	SELL
BlackRock Fund Advisors	December 20, 2019	542	34.59	BUY	ETF Create
BlackRock Fund Advisors	December 20, 2019	6,736	34.59	BUY	BUY
BlackRock Fund Advisors	December 20, 2019	2,857	34.59	BUY	BUY
BlackRock Fund Advisors	December 20, 2019	1,517	34.59	BUY	BUY

BlackRock Institutional Trust Company, National Association	December 20, 2019	-837	34.59	SELL	SELL
BlackRock Institutional Trust Company, National Association	December 20, 2019	486	34.59	BUY	BUY
BlackRock Fund Advisors	December 20, 2019	38,520	34.59	BUY	BUY
BlackRock Investment Management, LLC	December 20, 2019	-187	34.59	SELL	SELL
BlackRock Fund Advisors	December 23, 2019	156	34.54	BUY	ETF Create
BlackRock Institutional Trust Company, National Association	December 23, 2019	634	34.57	BUY	BUY
BlackRock Fund Advisors	December 23, 2019	635	34.57	BUY	BUY
BlackRock Fund Advisors	December 23, 2019	1,660	34.57	BUY	BUY
BlackRock Fund Advisors	December 23, 2019	-640	34.54	SELL	ETF Redeem
BlackRock Fund Advisors	December 23, 2019	2,502	34.54	BUY	ETF Create
BlackRock Fund Advisors	December 23, 2019	166	34.54	BUY	ETF Create
BlackRock Institutional Trust Company, National Association	December 23, 2019	109	34.57	BUY	BUY
BlackRock Fund Advisors	December 23, 2019	166	34.54	BUY	ETF Create
BlackRock Fund Advisors	December 23, 2019	337	34.57	BUY	BUY
BlackRock Fund Advisors	December 23, 2019	8,569	34.57	BUY	BUY
BlackRock Fund Advisors	December 23, 2019	64,039	34.57	BUY	BUY
BlackRock Institutional Trust Company, National Association	December 23, 2019	-184	34.57	SELL	SELLOPEN
BlackRock Institutional Trust Company, National Association	December 23, 2019	-21	34.54	SELL	SELLOPEN
BlackRock Investment Management, LLC	December 23, 2019	31	34.57	BUY	BUY
BlackRock Investment Management, LLC	December 23, 2019	-524	34.54	SELL	SELL
BlackRock Fund Advisors	December 23, 2019	280	34.54	BUY	ETF Create
BlackRock Life Limited	December 23, 2019	645	34.57	BUY	BUY
BlackRock Fund Advisors	December 23, 2019	420	34.54	BUY	ETF Create
BlackRock Fund Advisors	December 23, 2019	-355	34.54	SELL	ETF Redeem